Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Sep-05	Aug-05	Jul-05
Yield	15.60%	15.64%	15.92%
Less: Coupon	3.89%	3.75%	3.59%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	4.42%	4.92%	5.13%
Excess Spread	5.79%	5.47%	5.70%

Three Month Average Excess Spread	5.65%	5.67%	5.95%

Delinquency:
30 to 59 days	1.02%	1.03%	1.08%
60 to 89 days	0.68%	0.69%	0.74%
90 + days	1.36%	1.40%	1.48%
Total	3.06%	3.12%	3.30%

Payment Rate	18.64%	19.11%	18.93%